Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GEMPHIRE THERAPEUTICS INC.

GEMPHIRE THERAPEUTICS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is Gemphire Therapeutics Inc. (the “Corporation”).

SECOND: The Corporation was incorporated under the name Gemphire Therapeutics Inc. pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on October 30, 2014.  The Certificate of Incorporation was amended by a Certificate of Amendment filed with the Delaware Secretary on December 9, 2014.  The Certificate of Incorporation was amended and restated pursuant to the terms and conditions of an Amended and Restated Certificate of Incorporation that was filed with the Delaware Secretary on March 31, 2015, was further amended and restated pursuant to the terms and conditions of a Second Amended and Restated Certificate of Incorporation that was filed with the Delaware Secretary on April 26, 2016, and was further amended and restated pursuant to the terms and conditions of a Third Amended and Restated Certificate of Incorporation that was filed with the Delaware Secretary on August 10, 2016.

THIRD: The Board of Directors (the “Board”) of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Certificate of Incorporation as follows:

RESOLVED, that Article IV of the Third Amended and Restated Certificate of Incorporation, as presently in effect, of the Corporation is amended to add the following Section D:

“D. Effective at 4:01 p.m. Eastern time, on the date of filing of this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be combined into a smaller number of shares such that each twenty-five, as determined by the Board, shares of issued and outstanding Common Stock immediately prior to the Effective Time are combined into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share (the “Reverse Split”). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the combination, following the Effective Time (after aggregating all fractional shares of Common Stock otherwise issuable to such holder), shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of the Corporation’s Common Stock as reported on the Nasdaq Capital Market on the date of the filing of this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (as adjusted to give effect to the Reverse Split), rounded up to the nearest whole cent).

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

FOURTH: Thereafter, pursuant to a resolution by the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 211 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

FIFTH: This Certificate of Amendment will be effective at 4:01 p.m. Eastern time on December 30, 2019.

IN WITNESS WHEREOF, GEMPHIRE THERAPEUTICS INC. has caused this Certificate of Amendment to be signed by its duly authorized officer on December 30, 2019.

GEMPHIRE THERAPEUTICS INC.

By:	/s/ Steven Gullans
Name:	Steven Gullans
Title:	President and Chief Executive Officer